Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
Arcosa, Inc. Announces Fourth Quarter and Full Year 2022 Results

–Fourth Quarter Adjusted EBITDA Growth of 13%, Normalized for the Divestiture of the Storage Tanks Business
–Strong Fourth Quarter Pricing Gains within Construction Products Offset Volume Declines
–Booked Orders of $371 Million for Wind Towers and $134 Million for Barge During the Quarter
–Net Debt to Adjusted EBITDA of 1.2x at Year End Provides Balance Sheet Flexibility For Disciplined Capital Allocation

DALLAS, Texas - ARCOSA, Inc. - February 23, 2023:
Arcosa, Inc. (NYSE: ACA) (“Arcosa,” the “Company,” “We,” or “Our”), a provider of infrastructure-related products and solutions, today announced results for the fourth quarter and full year ended December 31, 2022.

On October 3, 2022, the Company completed the divestiture of its storage tanks business. Financial results for the storage tanks business are included in the Engineered Structures segment as part of continuing operations to the date of sale. The tables below include additional financial information to facilitate the comparison to prior year's results.

Fourth Quarter Highlights

	Three Months Ended December 31,
	2022	2021	% Change

	($ in millions, except per share amounts)
Revenues	$500.3	$521.8	(4)%
Revenues, excluding impact from divested business(1)	$499.0	$460.2	8%
Net income	$154.6	$9.2	N.M.
Adjusted Net Income(2)	$11.4	$19.2	(41)%
Diluted EPS	$3.18	$0.19	N.M.
Adjusted Diluted EPS(2)	$0.24	$0.40	(40)%
Adjusted EBITDA(2)	$61.7	$65.9	(6)%
Adjusted EBITDA Margin(2)	12.3%	12.6%	(30 bps)
Adjusted EBITDA, excluding impact from divested business(1)(2)	$61.3	$54.4	13%
Adjusted EBITDA Margin, excluding impact from divested business(1)(2)	12.3%	11.8%	50 bps
Net cash provided by operating activities	$(8.3)	$89.7	N.M.
Free Cash Flow(2)	$(60.4)	$65.4	N.M.

972.942.6500	arcosa.com

Full Year Highlights

	Year Ended December 31,
	2022	2021	% Change

	($ in millions, except per share amounts)
Revenues	$2,242.8	$2,036.4	10%
Revenues, excluding impact from divested business(1)	$2,241.5	$1,974.8	14%
Net income	$245.8	$69.6	N.M.
Adjusted Net Income(2)	$106.8	$93.9	14%
Diluted EPS	$5.05	$1.42	N.M.
Adjusted Diluted EPS(2)	$2.19	$1.93	13%
Adjusted EBITDA(2)	$325.1	$283.3	15%
Adjusted EBITDA Margin(2)	14.5%	13.9%	60 bps
Adjusted EBITDA, excluding impact from divested business(1)(2)	$324.7	$271.8	19%
Adjusted EBITDA Margin, excluding impact from divested business(1)(2)	14.5%	13.8%	70 bps
Net cash provided by operating activities	$174.3	$166.5	5%
Free Cash Flow(2)	$36.3	$81.4	(55)%

N.M. - not meaningful for the period
bps - basis points

(1) Excludes the fourth quarter impact of the storage tanks business for all periods presented.
(2) Non-GAAP financial measure. See reconciliation tables included in this release.

Commenting on the annual results, Antonio Carrillo, President and Chief Executive Officer, noted, “Arcosa achieved significant progress in 2022, as we advanced our strategy and generated solid financial performance while navigating a challenging environment. I am proud of the entire Arcosa team, which executed consistently throughout the year to accomplish our strategic and operational objectives. Despite headwinds in our cyclical businesses, Arcosa reported full-year double digit revenue and Adjusted EBITDA growth and expanded Adjusted EBITDA margins by 70 basis points, after normalizing for the impact of the sale of the storage tanks business.

“Throughout the year, our growth businesses in Construction Products and Engineered Structures implemented proactive pricing actions to combat inflationary cost pressures. These successful efforts increased combined Adjusted EBITDA for these businesses by 20% in 2022.

“Our cyclical businesses exceeded our annual expectations as we effectively managed costs and improved operating efficiencies, despite the lower level of production. While earnings from our cyclical businesses declined year-over-year, we received large orders for both wind towers and barges during the fourth quarter, supporting our positive outlook for these businesses.”

Carrillo continued, “The divestiture of our storage tanks business in October represented an important milestone in our ongoing commitment to simplify our portfolio. By allocating a portion of the sale proceeds to pay off our revolver, we strengthened our balance sheet and ended the year with Net Debt to Adjusted EBITDA of 1.2x. Our balance sheet provides ample liquidity and flexibility during this time of macro-economic uncertainty to support our disciplined approach to capital allocation.”

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2023 Outlook and Guidance

Arcosa announced the following total Company guidance for full year 2023:

•Consolidated revenues of $2.15 billion to $2.25 billion, compared to $2.05 billion in 2022, excluding $188.9 million from the storage tanks business
•Consolidated Adjusted EBITDA of $310 million to $340 million, compared to $278.2 million in 2022, excluding $46.9 million from the storage tanks business
•Adjusted EBITDA guidance includes an approximate $22 million gain on the sale of land with depleted reserves within our Construction Products segment that will be recognized in the first quarter

Commenting on the outlook, Carrillo noted, “Looking ahead, we expect to continue our profitable growth trajectory in 2023. We anticipate positive catalysts from increased infrastructure spending across our businesses as we remain focused on our long-term vision to grow in attractive markets and reduce the complexity and cyclicality of our portfolio.

“In Construction Products, our strong pricing gains in 2022 will carry forward to 2023. We expect that increased funding for infrastructure projects and healthy demand for multi-family and non-residential construction to lessen the impact from the affordability-driven weakness in single-family housing starts.

“We are encouraged by the recent orders in our wind tower and barge businesses. In January 2023, we received additional wind tower orders of approximately $45 million, essentially filling our planned production for this year. From an earnings standpoint, we anticipate 2023 will be a transition year as the wind industry supply chain takes time to ramp up following the passage of the Inflation Reduction Act. We expect to continue to build our production backlog throughout the year for both our wind tower and barge businesses as well as ramp up our manufacturing capacity to prepare for the expected multi-year recovery in 2024 and beyond.”

Carrillo concluded, “Arcosa remains well-positioned for long-term growth given the diverse nature of our businesses, end markets, and geographies. In addition, the strength of our balance sheet and cash flow enable us to strategically invest in our portfolio, pursue opportunistic acquisitions, and enhance our operational efficiency. We remain committed to driving sustainable earnings growth and cash flow to build long-term shareholder value.”

Fourth Quarter 2022 Results and Commentary

Construction Products

•Revenues increased 5% to $221.9 million primarily due to strong organic pricing across our businesses that offset overall volume declines as well as the addition of RAMCO, the Southern California recycled aggregates producer acquired in May 2022.
•Wet and extreme cold weather during the quarter impacted volumes along with a continued deceleration in new single-family residential construction activity.
•Inflationary cost pressures related to higher diesel, cement, and process fuels increased cost of revenues by approximately $8 million, or 5%.
•Adjusted Segment EBITDA increased 6% to $49.6 million, slightly ahead of revenues.
•Adjusted Segment EBITDA Margin increased to 22.4% compared to 22.2% in the prior year.

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Engineered Structures

•Results for the segment were impacted by the divestiture of our storage tanks business. Fourth quarter revenues and Adjusted EBITDA for the storage tanks business were $1.3 million and $0.4 million, respectively, compared to $61.6 million and $11.5 million, respectively, in the prior period.
•In addition, the Company recognized a pretax gain on the sale of $189.0 million ($147.3 million after tax), which has been excluded from Adjusted Segment EBITDA.
•Revenues for utility, wind, and related structures increased 18% driven by higher pricing due to elevated steel prices, partially offset by lower volumes.
•Excluding the impact of the storage tanks business, Adjusted Segment EBITDA increased 2% to $17.1 million and margins decreased 130 basis points to 8.4%.
•The decline in Adjusted Segment EBITDA margins primarily resulted from product mix and production inefficiencies in our utility structures business.
•We received wind tower orders of $371 million during the quarter, which extends our backlog with a base level of production into 2025.
•At the end of the fourth quarter, the combined backlog for utility, wind, and related structures was $671.3 million compared to $437.5 million at the end of the fourth quarter of 2021.

Transportation Products

•Revenues were $72.5 million, down 4%. Barge revenues declined 24% driven by lower barge deliveries as historically high steel prices have impacted customer demand. Conversely, steel components revenues increased 36% due to higher deliveries resulting from improving market fundamentals in the North American railcar market.
•Adjusted Segment EBITDA increased $4.7 million, or 131%, to $8.3 million, representing an 11.4% margin compared to 4.8% in the prior period. The increase in Adjusted Segment EBITDA margins was driven by improvements in both the steel components and barge businesses.
•During the quarter, we received orders of approximately $134 million in our barge business, representing a book-to-bill of 3.5. These orders are primarily for hopper barges to be delivered in 2023 and substantially fill our planned production capacity for the year.
•Barge backlog at the end of the quarter was $225.1 million compared to $92.7 million at the end of the fourth quarter of 2021. We expect to deliver all of our current backlog in 2023.

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Corporate and Other Financial Notes

•Excluding acquisition and divestiture-related costs and an $8.7 million legal settlement recognized in the prior year, both of which have been excluded from Adjusted EBITDA, corporate expenses were $15.0 million in the fourth quarter compared to $14.2 million in the prior year.
•The increase in corporate expenses was driven by higher compensation costs.
•Acquisition and divestiture-related costs were $5.4 million in the fourth quarter compared to $1.5 million in the prior year.
•The effective tax rate for the fourth quarter was 22.7% compared to (12.2)% in the prior year. The increase in the tax rate was primarily due to non-recurring tax benefits that reduced the rate in the prior period.

Cash Flow and Liquidity

•Operating cash flow was $(8.3) million during the fourth quarter, a decrease of $(98.0) million year-over-year.
•Working capital was a $31.1 million use of cash for the quarter compared to the prior year's $36.4 million source of cash, primarily driven by higher accounts receivables and a reduction in accrued liabilities.
•Capital expenditures in the fourth quarter were $52.1 million, up from $24.3 million in the prior year, as progress continued on organic growth projects underway in Construction Products and Engineered Structures. Free Cash Flow for the quarter was $(60.4) million, down from $65.4 million in the prior year.
•In October 2022, the Company used $155.0 million of the cash proceeds from the sale of the storage tanks business to pay down the outstanding borrowings under its revolving credit facility.
•We ended the quarter with total liquidity of $635.1 million, including $160.4 million of cash, and net debt to Adjusted EBITDA was 1.2X for the trailing twelve months.

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Non-GAAP Financial Information

This earnings release contains financial measures that have not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Reconciliations of non-GAAP financial measures to the closest GAAP measure are included in the accompanying tables to this earnings release.

Conference Call Information

A conference call is scheduled for 8:30 a.m. Eastern Time on February 24, 2023 to discuss fourth quarter and full year 2022 results. To listen to the conference call webcast, please visit the Investor Relations section of Arcosa’s website at https://ir.arcosa.com. A slide presentation for this conference call will be posted on the Company’s website in advance of the call at https://ir.arcosa.com. The audio conference call number is 800-343-1703 for domestic callers and 785-424-1226 for international callers. The conference ID is ARCOSA and the passcode is 36952. An audio playback will be available through 11:59 p.m. Eastern Time on March 10, 2023, by dialing 877-856-8966 for domestic callers and 402-220-1610 for international callers. A replay of the webcast will be available for one year on Arcosa’s website at https://ir.arcosa.com/news-events/events-presentations.

About Arcosa

Arcosa, Inc. (NYSE:ACA), headquartered in Dallas, Texas, is a provider of infrastructure-related products and solutions with leading positions in construction, engineered structures, and transportation markets. Arcosa reports its financial results in three principal business segments: Construction Products, Engineered Structures, and Transportation Products. For more information, visit www.arcosa.com.

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Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Arcosa’s estimates, expectations, beliefs, intentions or strategies for the future. Arcosa uses the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” “guidance,” “outlook,” “strategy,” “plans,” and similar expressions to identify these forward-looking statements. Forward-looking statements speak only as of the date of this release, and Arcosa expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, except as required by federal securities laws. Forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations, including but not limited to assumptions, risks and uncertainties regarding the impact of the COVID-19 pandemic, or other similar outbreaks, on Arcosa’s business; assumptions, risks and uncertainties regarding achievement of the expected benefits of Arcosa’s spin-off from Trinity; tax treatment of the spin-off; failure to successfully integrate acquisitions or divest any business, or failure to achieve the expected benefits of acquisitions or divestitures; market conditions and customer demand for Arcosa’s business products and services; the cyclical nature of, and seasonal or weather impact on, the industries in which Arcosa competes; competition and other competitive factors; governmental and regulatory factors; changing technologies; availability of growth opportunities; market recovery; ability to improve margins; the impact of inflation and costs of materials; and Arcosa’s ability to execute its long-term strategy, and such forward-looking statements are not guarantees of future performance. For further discussion of such risks and uncertainties, see "Risk Factors" and the "Forward-Looking Statements" section of "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Arcosa's Form 10-K for the year ended December 31, 2022 to be filed on or about February 24, 2023, and as may be revised and updated by Arcosa's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

INVESTOR CONTACTS

Gail M. Peck	Erin Drabek	David Gold
Chief Financial Officer	Director of Investor Relations	ADVISIRY Partners

T 972.942.6500		T 212.661.2220
InvestorResources@arcosa.com		David.Gold@advisiry.com

MEDIA CONTACT

Media@arcosa.com

TABLES TO FOLLOW

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Arcosa, Inc.
Condensed Consolidated Statements of Operations
(in millions, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Revenues	$500.3	$521.8	$2,242.8	$2,036.4
Operating costs:
Cost of revenues	415.1	432.6	1,820.0	1,670.2
Selling, general, and administrative expenses	66.1	70.7	262.8	256.0
Gain on sale of storage tanks business	(189.0)	—	(189.0)	—
Impairment charge	—	2.9	—	2.9
	292.2	506.2	1,893.8	1,929.1
Operating profit	208.1	15.6	349.0	107.3

Interest expense	7.5	7.4	31.0	23.4
Other, net (income) expense	0.7	—	1.8	0.3
	8.2	7.4	32.8	23.7
Income before income taxes	199.9	8.2	316.2	83.6
Provision for income taxes	45.3	(1.0)	70.4	14.0
Net income	$154.6	$9.2	$245.8	$69.6

Net income per common share:
Basic	$3.20	$0.19	$5.08	$1.44
Diluted	$3.18	$0.19	$5.05	$1.42
Weighted average number of shares outstanding:
Basic	48.2	48.2	48.2	48.1
Diluted	48.4	48.6	48.5	48.6

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Arcosa, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
Revenues:	2022	2021	2022	2021
Aggregates and specialty materials	$200.5	$192.5	$821.4	$711.6
Construction site support	21.4	19.2	102.1	85.2
Construction Products	221.9	211.7	923.5	796.8

Utility, wind, and related structures	204.6	172.9	813.1	717.9
Storage tanks(1)	1.3	61.6	188.9	216.2
Engineered Structures	205.9	234.5	1,002.0	934.1

Inland barges	38.2	50.4	189.9	215.7
Steel components	34.3	25.2	127.4	89.9
Transportation Products	72.5	75.6	317.3	305.6

Segment Totals before Eliminations	500.3	521.8	2,242.8	2,036.5
Eliminations	—	—	—	(0.1)
Consolidated Total	$500.3	$521.8	$2,242.8	$2,036.4

	Three Months Ended December 31,		Year Ended December 31,
Operating profit (loss):	2022	2021	2022	2021
Construction Products	$24.1	$22.7	$96.5	$83.2
Engineered Structures(1)	200.1	17.8	307.0	88.0
Transportation Products	4.3	(0.5)	11.5	6.4
Segment Totals before Corporate Expenses	228.5	40.0	415.0	177.6
Corporate	(20.4)	(24.4)	(66.0)	(70.3)
Consolidated Total	$208.1	$15.6	$349.0	$107.3

Backlog:	December 31, 2022	December 31, 2021
Engineered Structures:
Utility, wind, and related structures	$671.3	$437.5
Storage tanks(1)	$—	$22.0
Transportation Products:
Inland barges	$225.1	$92.7

(1) On October 3, 2022, the Company sold the storage tanks business and its related backlog. In the fourth quarter, we recognized a gain on the sale of $189.0 million, which is included in operating profit.

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Arcosa, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	December 31, 2022	December 31, 2021
Current assets:
Cash and cash equivalents	$160.4	$72.9
Receivables, net of allowance	334.2	310.8
Inventories	315.8	324.5
Other	46.4	59.7
Total current assets	856.8	767.9

Property, plant, and equipment, net	1,199.6	1,201.9
Goodwill	958.5	934.9
Intangibles, net	256.1	220.3
Deferred income taxes	9.6	13.2
Other assets	60.0	49.9
	$3,340.6	$3,188.1
Current liabilities:
Accounts payable	$190.7	$184.7
Accrued liabilities	121.8	145.9
Advance billings	40.5	18.6
Current portion of long-term debt	14.7	14.8
Total current liabilities	367.7	364.0

Debt	535.9	664.7
Deferred income taxes	175.6	134.0
Other liabilities	77.0	72.1
	1,156.2	1,234.8
Stockholders' equity:
Common stock	0.5	0.5
Capital in excess of par value	1,684.1	1,692.6
Retained earnings	515.5	279.5
Accumulated other comprehensive loss	(15.7)	(19.3)
Treasury stock	—	—
	2,184.4	1,953.3
	$3,340.6	$3,188.1

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Arcosa, Inc.
Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Year Ended December 31,
	2022	2021
Operating activities:
Net income	$245.8	$69.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, and amortization	154.1	144.3
Impairment charge	—	2.9
Stock-based compensation expense	19.1	18.0
Provision for deferred income taxes	44.8	11.9
Gains on disposition of property and other assets	(11.7)	(10.3)
Gain on sale of storage tanks business	(189.0)	—
(Increase) decrease in other assets	(3.8)	5.2
Increase (decrease) in other liabilities	(16.0)	(22.6)
Other	(3.7)	(2.2)
Changes in current assets and liabilities:
(Increase) decrease in receivables	(65.9)	(25.9)
(Increase) decrease in inventories	(26.7)	(24.6)
(Increase) decrease in other current assets	(8.5)	(13.3)
Increase (decrease) in accounts payable	27.0	34.7
Increase (decrease) in advance billings	21.9	(26.1)
Increase (decrease) in accrued liabilities	(13.1)	4.9
Net cash provided by operating activities	174.3	166.5
Investing activities:
Proceeds from disposition of property and other assets	32.2	20.0
Capital expenditures	(138.0)	(85.1)
Acquisitions, net of cash acquired	(75.1)	(523.4)
Proceeds from divestitures	271.6	18.2
Net cash provided (required) by investing activities	90.7	(570.3)
Financing activities:
Payments to retire debt	(220.2)	(83.2)
Proceeds from issuance of debt	80.0	500.0
Shares repurchased	(15.0)	(9.4)
Dividends paid to common stockholders	(9.8)	(9.8)
Purchase of shares to satisfy employee tax on vested stock	(12.5)	(10.1)
Debt issuance costs	—	(6.6)
Net cash (required) provided by financing activities	(177.5)	380.9
Net increase (decrease) in cash and cash equivalents	87.5	(22.9)
Cash and cash equivalents at beginning of period	72.9	95.8
Cash and cash equivalents at end of period	$160.4	$72.9

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Arcosa, Inc.
Reconciliation of Adjusted Net Income and Adjusted Diluted EPS
(unaudited)

GAAP does not define “Adjusted Net Income” and it should not be considered as an alternative to earnings measures defined by GAAP, including net income. We use this metric to assess the operating performance of our consolidated business. We adjust net income for certain items that are not reflective of the normal operations of our business to provide investors with what we believe is a more consistent comparison of earnings performance from period to period.

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021

	(in millions)
Net Income	$154.6	$9.2	$245.8	$69.6
Gain on sale of storage tanks business, net of tax	(147.3)	—	(147.3)	—
Impact of acquisition and divestiture-related expenses, net of tax(1)	4.1	1.1	8.3	15.4
Impairment charge, net of tax	—	2.2	—	2.2
Legal settlement, net of tax	—	6.7	—	6.7
Adjusted Net Income	$11.4	$19.2	$106.8	$93.9

GAAP does not define “Adjusted Diluted EPS” and it should not be considered as an alternative to earnings measures defined by GAAP, including diluted EPS. We use this metric to assess the operating performance of our consolidated business. We adjust diluted EPS for certain items that are not reflective of the normal operations of our business to provide investors with what we believe is a more consistent comparison of earnings performance from period to period.

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021

	(in dollars per share)
Diluted EPS	$3.18	$0.19	$5.05	$1.42
Gain on sale of storage tanks business	(3.03)	—	(3.03)	—
Impact of acquisition and divestiture-related expenses(1)	0.09	0.02	0.17	0.32
Impairment charge	—	0.05	—	0.05
Legal settlement	—	0.14	—	0.14
Adjusted Diluted EPS	$0.24	$0.40	$2.19	$1.93

(1) Expenses associated with acquisitions and divestitures, including the cost impact of the fair value markup of acquired inventory, advisory and professional fees, integration, separation, and other transaction costs.

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Arcosa, Inc.
Reconciliation of Adjusted EBITDA
($ in millions)
(unaudited)

“EBITDA” is defined as net income plus interest, taxes, depreciation, depletion, and amortization. “Adjusted EBITDA” is defined as EBITDA adjusted for certain items that are not reflective of the normal earnings of our business. GAAP does not define EBITDA or Adjusted EBITDA and they should not be considered as alternatives to earnings measures defined by GAAP, including net income. We use Adjusted EBITDA to assess the operating performance of our consolidated business, as a metric for incentive-based compensation, as a measure within our lending arrangements, and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. As a widely used metric by analysts, investors, and competitors in our industry, we believe Adjusted EBITDA also assists investors in comparing a company's performance on a consistent basis without regard to depreciation, depletion, amortization, and other items which can vary significantly depending on many factors. “Adjusted EBITDA Margin” is defined as Adjusted EBITDA divided by Revenues.

	Three Months Ended December 31,		Year Ended December 31,		Full Year 2023 Guidance
	2022	2021	2022	2021	Low	High
Revenues	$500.3	$521.8	$2,242.8	$2,036.4	$2,150.0	$2,250.0

Net income	154.6	9.2	245.8	69.6	92.0	114.0
Add:
Interest expense, net	6.5	7.5	29.9	23.4	34.0	34.0
Provision for income taxes	45.3	(1.0)	70.4	14.0	29.0	32.0
Depreciation, depletion, and amortization expense(1)	37.2	37.3	154.1	144.3	155.0	160.0
EBITDA	243.6	53.0	500.2	251.3	310.0	340.0
Add (less):
Gain on sale of storage tanks business	(189.0)	—	(189.0)	—	—	—
Impact of acquisition and divestiture-related expenses(2)	5.4	1.4	11.0	20.1
Impairment charge	—	2.9	—	2.9	—	—
Legal settlement	—	8.7	—	8.7	—	—
Other, net (income) expense(3)	1.7	(0.1)	2.9	0.3	—	—
Adjusted EBITDA	$61.7	$65.9	$325.1	$283.3	$310.0	$340.0
Adjusted EBITDA Margin	12.3%	12.6%	14.5%	13.9%	14.4%	15.1%

(1) Includes the impact of the fair value markup of acquired long-lived assets, subject to final purchase price adjustments.
(2) Expenses associated with acquisitions and divestitures, including the cost impact of the fair value markup of acquired inventory, advisory and professional fees, integration, separation, and other transaction costs.
(3) Included in Other, net (income) expense was the impact of foreign currency exchange transactions of $1.8 million and $0.0 million for the three months ended December 31, 2022 and 2021, respectively, and $3.3 million and $0.6 million for the year ended December 31, 2022 and 2021, respectively.

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Arcosa, Inc.
Reconciliation of Adjusted Segment EBITDA
($ in millions)
(unaudited)
“Segment EBITDA” is defined as segment operating profit plus depreciation, depletion, and amortization. “Adjusted Segment EBITDA” is defined as Segment EBITDA adjusted for certain items that are not reflective of the normal earnings of our business. GAAP does not define Segment EBITDA or Adjusted Segment EBITDA and they should not be considered as alternatives to earnings measures defined by GAAP, including segment operating profit. We use Adjusted Segment EBITDA to assess the operating performance of our businesses, as a metric for incentive-based compensation, and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. As a widely used metric by analysts, investors, and competitors in our industry we believe Adjusted Segment EBITDA also assists investors in comparing a company's performance on a consistent basis without regard to depreciation, depletion, amortization, and other items, which can vary significantly depending on many factors. “Adjusted Segment EBITDA Margin” is defined as Adjusted Segment EBITDA divided by Revenues.

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Construction Products
Revenues	$221.9	$211.7	$923.5	$796.8

Operating Profit	24.1	22.7	96.5	83.2
Add: Depreciation, depletion, and amortization expense(1)	25.5	23.9	102.7	88.7
Segment EBITDA	49.6	46.6	199.2	171.9
Add: Impact of acquisition and divestiture-related expenses(2)	—	0.3	—	7.6
Adjusted Segment EBITDA	$49.6	$46.9	$199.2	$179.5
Adjusted Segment EBITDA Margin	22.4%	22.2%	21.6%	22.5%

Engineered Structures
Revenues	$205.9	$234.5	$1,002.0	$934.1

Operating Profit	200.1	17.8	307.0	88.0
Add: Depreciation and amortization expense(1)	6.4	8.0	30.5	33.1
Segment EBITDA	206.5	25.8	337.5	121.1
Add: Impact of acquisition and divestiture-related expenses(2)	—	(0.4)	0.6	1.0
Add: Impairment charge	—	2.9	—	2.9
Less: Gain on sale of storage tanks business	(189.0)	—	(189.0)	—
Adjusted Segment EBITDA	$17.5	$28.3	$149.1	$125.0
Adjusted Segment EBITDA Margin	8.5%	12.1%	14.9%	13.4%

Transportation Products
Revenues	$72.5	$75.6	$317.3	$305.6

Operating Profit	4.3	(0.5)	11.5	6.4
Add: Depreciation and amortization expense	4.0	4.1	15.8	17.8
Segment EBITDA	8.3	3.6	27.3	24.2
Adjusted Segment EBITDA	$8.3	$3.6	$27.3	$24.2
Adjusted Segment EBITDA Margin	11.4%	4.8%	8.6%	7.9%

Operating Loss - Corporate	$(20.4)	$(24.4)	$(66.0)	$(70.3)
Add: Impact of acquisition and divestiture-related expenses - Corporate(2)	5.4	1.5	10.4	11.5
Add: Legal settlement	—	8.7	—	8.7
Add: Corporate depreciation expense	1.3	1.3	5.1	4.7
Adjusted EBITDA	$61.7	$65.9	$325.1	$283.3
(1) Includes the impact of the fair value markup of acquired long-lived assets, subject to final purchase price adjustments.
(2) Expenses associated with acquisitions and divestitures, including the cost impact of the fair value markup of acquired inventory, advisory and professional fees, integration, separation, and other transaction costs.

972.942.6500	14	arcosa.com

Arcosa, Inc.
Reconciliation of Free Cash Flow and Net Debt to Adjusted EBITDA
($ in millions)
(unaudited)

GAAP does not define “Free Cash Flow” and it should not be considered as an alternative to cash flow measures defined by GAAP, including cash flow from operating activities. We define Free Cash Flow as cash provided by operating activities less capital expenditures. The Company also uses “Free Cash Flow Conversion”, which we define as Free Cash Flow divided by net income. We use these metrics to assess the liquidity of our consolidated business. We present these metrics for the convenience of investors who use such metrics in their analysis and for shareholders who need to understand the metrics we use to assess performance and monitor our cash and liquidity positions.

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Cash Provided by Operating Activities	$(8.3)	$89.7	$174.3	$166.5
Capital expenditures	(52.1)	(24.3)	(138.0)	(85.1)
Free Cash Flow	$(60.4)	$65.4	$36.3	$81.4

Net income	$154.6	$9.2	$245.8	$69.6
Free Cash Flow Conversion	(39)%	711%	15%	117%

GAAP does not define “Net Debt” and it should not be considered as an alternative to cash flow or liquidity measures defined by GAAP. The Company uses Net Debt, which it defines as total debt minus cash and cash equivalents to determine the extent to which the Company’s outstanding debt obligations would be satisfied by its cash and cash equivalents on hand. The Company also uses “Net Debt to Adjusted EBITDA”, which it defines as Net Debt divided by Adjusted EBITDA for the trailing twelve months as a metric of its current leverage position. We present this metric for the convenience of investors who use such metrics in their analysis and for shareholders who need to understand the metrics we use to assess performance and monitor our cash and liquidity positions.

December 31, 2022
Total debt excluding debt issuance costs	$555.9
Cash and cash equivalents	160.4
Net Debt	$395.5

Adjusted EBITDA (trailing twelve months) (1)	$329.1
Net Debt to Adjusted EBITDA	1.2

(1) Adjusted EBITDA includes a five month pro forma adjustment of $4.0 million based on Adjusted EBITDA for RAMCO of $9.6 million for the twelve months ended February 28, 2022.

972.942.6500	15	arcosa.com

Arcosa, Inc.
Reconciliation of Adjusted EBITDA for Cyclical, Growth, and Storage Tanks Businesses
(in millions)
(unaudited)

We have included the following tables to assist investors in understanding the different market dynamics impacting our various businesses and their overall impact on the Company's consolidated Adjusted EBITDA.

	Year Ended December 31,
	2022	2021

Consolidated Adjusted EBITDA(1)	$325.1	$283.3
Add: Corporate Adjusted EBITDA(1)	50.5	45.4
Adjusted EBITDA, excluding corporate	375.6	328.7

Wind towers business:
Operating Profit	8.2	19.9
Add: Depreciation and amortization expense	7.0	7.3
Wind towers EBITDA	15.2	27.2
Wind towers Adjusted EBITDA	15.2	27.2

Transportation Products Adjusted Segment EBITDA(1)	27.3	24.2
Cyclical businesses Adjusted EBITDA(2)	42.5	51.4

Growth businesses Adjusted EBITDA(3)	$333.1	$277.3

(1) See Reconciliation of Adjusted Segment EBITDA table.
(2) Our cyclical businesses include our wind towers business, included in the Engineered Structures segment, and our Transportation Products segment, which includes our barge and steel components businesses.
(3) Our growth businesses include our Construction Products segment and our Engineered Structures segment, excluding the wind towers business.

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Storage tanks business:
Operating Profit	$189.3	$9.8	$230.1	$36.8
Add: Depreciation and amortization expense	0.1	1.7	5.2	7.3
Storage tanks EBITDA	189.4	11.5	235.3	44.1
Add: Impact of acquisition and divestiture-related expenses	—	—	0.6	—
Less: Gain on sale of storage tanks business	(189.0)	—	(189.0)	—
Storage tanks Adjusted EBITDA	$0.4	$11.5	$46.9	$44.1

972.942.6500	16	arcosa.com